NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 19, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That after the close of business on May 21, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On May 14, 2012, Ensco plc (‘Ensco’) and Citibank, N.A. (‘Citibank’) agreed to terminate the Deposit Agreement, dated as of September 29, 2009 , among Ensco, Citibank and the holders and beneficial owners of American Depositary Shares (‘ADSs’) issued thereunder, in order to convert the outstanding ADSs into Class A Ordinary Shares, nominal value US$0.10 per share (‘Shares’), of Ensco, and to cause the Shares to be listed and traded on the New York Stock Exchange (‘NYSE’) in lieu of ADSs. The Shares commenced trading on the NYSE on May 22, 2012. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of the ADSs and does not affect the continued listing on the NYSE of the Shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 22, 2012.